Exhibit 10.6.2
COLDWATER CREEK INC.
AMENDED AND RESTATED
SEVERANCE AND CHANGE OF CONTROL AGREEMENT
This Amended and Restated Severance and Change of Control Agreement (this “Agreement”), is made and entered into by and between JILL BROWN DEAN (the “Executive”) and COLDWATER CREEK Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

(A)Executive has been an employee of the Company since January, 2011.

(B)It is possible that Executive's employment with the Company could be terminated. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board believes it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination.

(C)The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue her employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

(D)The Board believes that it is imperative to provide Executive with certain severance benefits upon certain terminations of Executive's employment with the Company. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

(E)The Company and Executive are parties to that certain Severance and Change of Control Agreement dated January 19, 2011 (the “Prior Agreement”).

(F)On the date of this Agreement, the Company and Executive entered into an Employment Letter Agreement (the “Employment Letter”) which among other things evidences Executive's promotion to President and Chief Executive Officer of the Company effective January 1, 2013 and sets forth certain of the terms of her employment commencing on such date.

(G)The Company and Executive intend that this Agreement shall, effective upon the Executive's appointment as President and Chief Executive Officer on January 1, 2013, amend, restate and replace in its entirety the Prior Agreement.

(H)Certain capitalized terms used in the Agreement are defined in Section 1 below.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)Cause. “Cause” shall mean (i) the continuing failure by Executive to substantially perform Executive's duties as an employee, other than a failure resulting from Executive's complete or partial incapacity due to physical or mental illness or impairment; (ii) a conviction or plea of “no contest” to a felony which has a material adverse effect on the Company's business or reputation; (iii) the refusal of Executive to follow the lawful instructions of the Board; (iv) material fraud or dishonesty by Executive against the Company or having a material adverse effect on the Company's business or reputation; (v) material violation by Executive of Company policy or agreement, including without limitation Section 9 of this Agreement, the Company's Code of Business Conduct or the Confidentiality and Intellectual Property Agreement and Agreement for Non-Solicitation or Recruitment; or (vi) material failure by the Executive to cooperate with the Company in any investigation or formal proceeding. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in or not opposed to the best interests of the Company. Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Cause under clause (i), (iii), (v) or (vi) above, the Executive shall have 30 days from the date written notice in accordance with Section 8(b) is given to Executive by the Company of such event or condition to remedy such event or condition and, if the Executive does so, such event or condition shall not constitute Cause hereunder.

(b)Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i)(x) the approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company or (y) the closing of a sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition to a subsidiary of the Company or to an entity, the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company's voting securities immediately prior to such sale or disposition;

(ii)a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent directly or indirectly (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

(iv)a contest for the election or removal of members of the Board that results in the replacement during any 12-month period of at least 50% of the Incumbent Directors of the Board, whose appointment is not endorsed by the majority of the Incumbent Directors of the Board prior to such contest. “Incumbent Directors” is defined as: (x) Directors as of the date of this Agreement; and (y) Directors elected other than in connection with an actual or threatened proxy contest;

provided, however, that such transaction also satisfies the requirements for a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A of the Code, as determined pursuant to Treasury Regulation Section 1.409A-3(i)(5), or other applicable guidance issued under Section 409A.

(c)Involuntary Termination. “Involuntary Termination” shall mean:

(i)without Executive's express written consent, (x) a material reduction in Executive's authority, title, duties or responsibilities, (y) the assignment to Executive of duties or responsibilities inconsistent with Executive's position as President and Chief Executive Officer of the Company or (z) a change in Executive's reporting obligations such that Executive no longer reports solely and directly to the Board;

(ii)without Executive's express written consent, a material reduction by the Company of Executive's base salary, except in connection with a reduction in compensation generally applicable to senior management employees of the Company;

(iii)without Executive's express written consent, the relocation of Executive's principal place of employment to a facility or a location more than fifty (50) miles from Executive's then current location;

(iv)any termination of Executive by the Company which is not effected for Cause;

(v)the failure of the Company to obtain the assumption of this Agreement and the Employment Letter by any successors contemplated in Section 11(a) below; or

(vi)a material breach of this Agreement or the Employment Letter by the Company.

A termination shall not be considered an “Involuntary Termination” unless Executive provides notice to the Company in accordance with Section 8(b) of the existence of the condition described in subsections (i), (ii), (iii) or (vi) above within ninety (90) days of the initial existence of such condition, the Company fails to remedy the condition within thirty (30) days following the receipt of such notice, and Executive terminates her employment within one-hundred twenty (120) days following the initial existence of such condition. A termination due to death or Disability shall not be considered an Involuntary Termination.

(d)Termination Date. “Termination Date” shall mean Executive's “separation from service” within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.Term of Agreement. This Agreement shall become effective on January 1,2013 and shall terminate upon the date that all obligations of the parties under this Agreement have been satisfied.

3.At-Will Employment. The Company and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law.

4.Severance Benefits.

(a)Involuntary Termination. If Executive's employment with the Company (and any parent or subsidiary of the Company employing Executive) terminates as a result of an Involuntary Termination at any time (other than on or within twelve months (12) months after a Change of Control, as described in Section 4(b) below), and Executive signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company which becomes effective within sixty (60) days following the Termination Date, then Executive shall be entitled to the following severance benefits:

(i)200% of Executive's annual base salary as in effect as of the Termination Date, payable in equal installments over a period of twelve (12) months following the Termination Date in accordance with the Company's normal payroll policies, less applicable withholding, commencing on the sixtieth (60th) day following the Termination Date (with an initial catch-up payment for any installments that would have otherwise been payable in the first sixty (60) days following the Termination Date);

(ii)a portion of the bonus otherwise earned based on performance for the annual bonus period during which the Termination Date occurs, which portion is equal to the amount of the earned bonus multiplied by a fraction, the numerator of which equals the number of days from the commencement of the applicable bonus period through the Termination Date, and the denominator of which equals 365, payable at such time as annual bonuses are paid to other senior executives of the Company; and

(iii)reimbursement by the Company of the group health continuation coverage premiums for the Executive and the Executive's eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (x) twelve (12) months from the Termination Date, (y) the date upon which the Executive and the Executive's eligible dependents become covered under similar plans or (z) the date the Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that the Executive will be solely responsible for electing such coverage within the required time period.

(b)Involuntary Termination On or Following Change of Control. If Executive's employment with the Company (and any parent or subsidiary of the Company employing Executive) terminates as a result of an Involuntary Termination on or within twelve months (12) months after a Change of Control, and Executive signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company which becomes effective within sixty (60) days following the Termination Date, then in lieu of the severance benefits provided under Section 4(a) above, then Executive shall be entitled to the following severance benefits:

(i)200% of the sum of the Executive's annual base salary as in effect as of the Termination Date plus the target bonus for the annual bonus period during which the Termination Date occurs, less applicable withholding, payable in a lump sum on the sixtieth (60th) day following the Termination Date;

(ii)a portion of the target bonus for the annual bonus period during which the Termination Date occurs, which portion is equal to the amount of the target bonus multiplied by a fraction, the numerator of which equals the number of days from the commencement of the applicable bonus period through the Termination Date, and the denominator of which equals 365, payable in a lump sum on the sixtieth (60th) day following the Termination Date;

(iii)reimbursement by the Company of the group health continuation coverage premiums for the Executive and the Executive's eligible dependents under Title X of COBRA as in effect through the lesser of (x) twelve (12)

months from the Termination Date, (y) the date upon which the Executive and the Executive's eligible dependents become covered under similar plans or (z) the date the Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that the Executive will be solely responsible for electing such coverage within the required time period; and

(iv)acceleration of the vesting and exercisability of all of Executive's options and other rights to acquire common stock of the Company or its successor, or the parent of either, including restricted stock units and performance stock units, to the extent such rights are outstanding immediately prior to the Termination Date, or acceleration of vesting of any deferred compensation into which such options or other rights were converted upon the Change of Control; provided, however, that if such rights are terminated upon the Change of Control without the payment of consideration therefor, then the vesting and exercisability of such rights shall be accelerated immediately prior to the Change of Control; and provided further, however, that if such options or other rights are subject to performance vesting requirements, such vesting will occur at the target level or, if the Compensation Committee of the Board determines that the performance goals would have been met at more than target based on the Company's actual performance through the date of the Change of Control, the options or other rights will vest at the applicable greater performance level as determined by the Compensation Committee.

For the avoidance of doubt, the severance benefits described in this Section 4(b) are in lieu of, and not in addition to, the severance benefits described in Section 4(a), and in no event will Executive be eligible for payment under both sections.

(c)Disability. If Executive becomes disabled (which for purposes of this Section 4(c) means that Executive has become eligible for disability benefits under the Company's long-term disability plan arrangements or, if none apply, would have been so eligible under the most recent plan or arrangement, and such disability complies with the definition of “disability” under Treasury Regulations Section 1.409A-3(i)(4), or other applicable guidance issued under Section 409A (referred to herein as “Disability”)), Executive shall be entitled to a portion of the target bonus for the annual bonus period during which the Disability occurs. Such portion shall be equal to the amount of the target bonus multiplied by a fraction, the numerator of which equals the number of days from the commencement of the applicable bonus period through the date of Disability, and the denominator of which equals 365, and shall be payable in a lump sum within sixty (60) days following the date of Disability. In addition to the foregoing, Executive will also be entitled to monthly cash payments equal to one twelfth (1/12th) of Executive's annual salary in effect on the date of Disability, commencing on the Disability date and continuing for a period of twelve (12) months.

(d)Death. If Executive's employment with the Company (and any parent or subsidiary of the Company employing Executive) terminates as a result of death, Executive's estate or beneficiaries shall be entitled to a portion of the target bonus for the annual bonus period during which the death occurs. Such portion shall be equal to the amount of the target bonus multiplied by a fraction, the numerator of which equals the number of days from the commencement of the applicable bonus period through the date of death, and the denominator of which equals 365, and shall be payable in a lump sum within sixty (60) days following the date of death.

(e)Accrued Compensation; Expenses. Without regard to the reason for, or the timing of, the termination of Executive's employment, in the event of any termination (including without limitation a termination for “Cause): (i) the Company shall pay Executive any unpaid wages due for periods prior to the Termination Date and any earned but unpaid annual bonus for any annual bonus period which had ended prior to the Termination Date; (ii) the Company shall pay Executive all of Executive's accrued and unused vacation through the Termination Date; (iii) Executive shall be entitled to receive benefits in accordance with the terms of any applicable Company benefit plans; and (iv) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments are in addition to the payments provided by Sections 4(a), (b), (c) and (d) above and shall be made promptly upon any termination of employment and within the period of time mandated by law.

5.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive's benefits under this Agreement shall be either:

(a)delivered in full or

(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company's independent public accountants or other nationally recognized tax advisory firm (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.

6.Section 409A; Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, no cash severance and no Company-paid health care coverage to which Executive otherwise becomes entitled under this Agreement shall be made or provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the Termination Date or (ii) the date of Executive's death, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Executive shall be entitled to interest on the deferred benefits and payments for the period the commencement of those benefits and payments is delayed by reason of Code Section 409A(a)(2), with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period. Each installment payment under Section 6 shall be considered a separate payment for purposes of Code Section 409A.

7.Successors.

(a)Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume expressly the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive's Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Notices.

(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, on the date of receipt. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)Notice of Termination. Any termination by the Company for Cause or by Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 8. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive's rights hereunder, subject to the requirements of Section 1(c).

9.Noncompetition.

(a)General. In consideration of this Agreement, but without regard to whether any payments or benefits are ever made to Executive by the Company under the terms of this Agreement, Executive agrees that, during the period of her employment and for twelve (12) months thereafter, Executive will not (i) work directly or indirectly in any capacity or perform any services (including as an officer, director, employee, agent, advisor, or in any consulting capacity or as an independent contractor) for, or (ii) own any equity or other ownership interest in, any person, partnership, corporation or other entity which actively conducts, in a Restricted Territory, a business which is in Direct Competition with the Company. For purposes of this Section 9: “Direct Competition” means such businesses as are identified by the Company and acknowledged and agreed to by Executive in writing from time to time; and “Restricted Territory” means any geographical location in which the Company actively conducts business during the period of Executive's employment.

(b)Exceptions. The following activities of Executive shall not be considered a violation of the noncompetition restrictions set forth in this Section 9: (i) passive ownership of less than 2% of any class of an entity's securities which are actively traded on a public securities market; and (ii) engaging or participating solely in a noncompetitive business of an entity which also separately operates, in a Restricted Territory, a business which is in Direct Competition with the Company.

(c)Reasonable and Necessary Restrictions. Executive acknowledges that the restrictions, prohibitions and other provisions in this Section are reasonable, fair, equitable and necessary in duration, scope and geographic area to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into this Agreement. Executive further acknowledges that while the noncompete obligations of this Section 9 restrict Executive in regard to businesses which are engaged in Direct Competition with the Company, such restrictions do not unreasonably restrict or prohibit Executive from obtaining and earning a living within the scope of Executive's experience,

(d)Forfeiture of Severance Payments. In the event that a final determination has been made pursuant to Section 10 that Executive has materially breached any provision of this Section 9, then in addition to any other remedies that the Company may have at law or in equity, all severance payments and benefits pursuant to Section 4(a),(b),(c) or (d) of this Agreement shall immediately cease and Executive shall promptly reimburse the Company for any severance payments or benefits received from, or payable by, the Company pursuant to Section 4(a), (b), (c) or (d).

(e) Extension of Noncompete Provision Due To Breach By Executive. Executive agrees that the duration of the noncompete obligations in this Section 9 shall be extended for the length of time Executive is in breach of such obligations. By example only and not limitation, if Executive is in breach of the noncompete obligations of this Section 9 for a period of two (2) months, the noncompete obligation shall be extended for two (2) months so that Executive has satisfied a total of twelve (12) months of the noncompete obligation as agreed in this Section 9.

10.Disputes.

(a)    Arbitration. Any unresolved dispute arising out of or relating to this Agreement, except as otherwise provided in Section 10(b), shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties or, if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), by one arbitrator who has reasonable experience in employment-related matters and who has been chosen by the AAA. The arbitration shall take place in Spokane, Washington, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the Idaho Code of Civil Procedure. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator. A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

(b)    Alleged Breach of Section 9. Notwithstanding Section 10(a), any alleged breach of Executive's obligations under Section 9 need not be submitted to arbitration and, instead, the Company may seek in a court of competent jurisdiction all legal and equitable remedies, including without limitation injunctive relief. Each of the parties to this Agreement consents to personal jurisdiction for any such action in the U.S. District Court for the District of Idaho or any court of the State of Idaho having subject matter jurisdiction.

11.Miscellaneous Provisions.

(a)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b)Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) or member of the Board. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Integration. This Agreement and the Employment Letter, together, represent the entire agreement and understanding between the parties with respect to the payment of severance or other benefits if Executive's employment with the Company terminates, and they amend, restate and replace all prior or contemporaneous agreements, whether written or oral, with respect thereto, including without limitation the Prior Agreement.

(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Idaho.

(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Signatures of the parties transmitted by facsimile, email or other means of electronic transmission shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer or member of the Board of Directors, on the dates shown below.

COMPANY:	By:	/s/ Dennis Pence
	Name:	Dennis Pence
	Title:	Chief Executive Officer
	Date:	11/27/12

EXECUTIVE:		/s/ Jill Brown Dean
Jill Brown Dean
	Date:	11/27/12